Exhibit 10.4

EMPLOYMENT AGREEMENT

                      THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2004 (the “Effective Date”), by and between VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and RICHARD N. GRUBB (the “Executive”).

W I T N E S S E T H:

                      WHEREAS, Vishay desires to continue to employ Executive and Executive desires to accept such continued employment; and

                      WHEREAS, Vishay and Executive intend for this Agreement to document the terms and conditions of the employment relationship;

                      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Definitions.

          1.1       “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

          1.2       “Board of Directors” means the Board of Directors of Vishay.

          1.3       “Cause” means any of the following:

(a) Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

           (c)          Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay.

          1.4     “Code” means the Internal Revenue Code of 1986, as amended, or any successor code.

          1.5     “Common Stock” means the common stock, par value $.10 per share, of Vishay and any other security exchanged or substituted for such common stock or into which such common stock is converted in any recapitalization, reorganization, merger, consolidation, share exchange or other business combination transaction, including any reclassification consisting of a change in par value or a change from par value to no par value or vice versa.

          1.6     “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay or any subsidiary of Vishay is engaged in such activities on the Date of Termination.

          1.7     “Date of Termination” means (i) the effective date on which Executive’s employment by Vishay terminates as specified in a Notice of Termination by Vishay or Executive, as the case may be or (ii) if Executive’s employment by Vishay terminates by reason of death, the date of Executive’s death.

          1.8     “Deferred Compensation Plan” means the Vishay Intertechnology, Inc. Nonqualified Deferred Compensation Plan, as in effect from time to time, or any successor plan.

          1.9     “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(a) any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) from those set forth in this Agreement;

(b) a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);

(c) relocation of Executive’s principal place of performance to a location more than 30 miles from Malvern, Pennsylvania; or

(d) any other material breach of this Agreement by Vishay that is not remedied by Vishay within 20 business days after receipt by Vishay of notice thereof from Executive.

                    Notwithstanding the foregoing, an isolated and inadvertent action taken by Vishay in good faith which is remedied by Vishay within twenty (20) days after receipt by Vishay of notice thereof from Executive shall not constitute Good Reason.

          1.10   “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

          1.11   “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

          1.12    “Notice of Termination” means a written notice of termination of Executive’s employment with Vishay, signed by Executive, if to Vishay, or by a duly authorized officer of Vishay, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination.  The failure by Executive or Vishay to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Vishay hereunder or preclude Executive or Vishay from asserting such fact or circumstance in enforcing Executive’s or Vishay’s rights hereunder.

2.       Employment; Term.

          2.1      Employment.  Vishay hereby employs Executive, and Executive hereby accepts employment by Vishay, in accordance with and subject to the terms and conditions set forth herein.

          2.2      Term.  The “Initial Term” of this Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of each year of the Initial Term and at the end of each Extension Year, this Agreement shall automatically be extended for an additional one-year period (each, an “Extension Year”, and, together with the Initial Term, until the Date of Termination, the “Term”), unless either Vishay or Executive gives notice to the other party at least thirty (30) days prior to the end of the year of its or his intention not to extend the Term, in which case the Term will end at the completion of the Initial Term and any Extension Years already added to the Term.  An election not to extend the Term shall be deemed a termination of employment by the party so electing.

3.       Duties.

          3.1      Position.  During the Term, Executive shall serve as Executive Vice President and Chief Financial Officer of Vishay and shall report directly to the Chief Executive Officer of Vishay, the Board of Directors, the Chairman of the Board of Directors and the Audit Committee of the Board of Directors.

          3.2      Authority and Responsibility.  Executive shall have such authority and responsibility as is customary for an executive vice president and chief financial officer of a major multi-national corporation.

          3.3      Activities.  Excluding any periods of vacation, personal and sick leave to which Executive is entitled, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay.  It shall not be considered a violation of the foregoing for Executive to (i) serve on corporate, industry, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of Vishay in accordance with this Agreement.

          3.4      Place of Performance.  Executive’s employment and office shall be based at Vishay’s offices in Malvern, Pennsylvania.  Executive recognizes that his duties will require, from time to time and at Vishay’s expense, travel to domestic and international locations.

4.       Compensation.

          4.1      Base Salary.  Vishay shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer of Vishay, of not less than $365,000 per year.  Such base salary shall be paid in accordance with Vishay’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive (for example, 401(k) contributions).

          4.2      Bonus.  Executive shall be entitled to an annual performance bonus pursuant to the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “Cash Bonus Plan”) or any successor plan.  Such bonus shall be payable in cash, equal to the lesser of (i) 1.0% of Vishay’s adjusted net income, as determined under the terms of the Cash Bonus Plan, and (ii) three times Executive’s base salary for the year in which the bonus is earned.  Although the Board of Directors intends that the Cash Bonus Plan be the primary vehicle for the Executive’s bonus, the Board of Directors retains the authority to grant additional bonuses in excess of the limits under the Cash Bonus Plan.

          4.3      Mandatory Deferral of Compensation.  To the extent that all or a portion of Executive’s compensation payable hereunder, after taking into account all other compensation Executive receives from Vishay, is not deductible by Vishay by operation of Section 162(m) of the Code or any other similar regulatory limitation, Vishay shall not pay such compensation to Executive and, in lieu thereof, shall credit the amount of such compensation to Executive’s account under the Deferred Compensation Plan.

          4.4      Phantom Stock Awards.  As of January 1 of each year of the Term, Vishay shall grant Executive 5,000 shares of phantom common stock.  Such phantom stock shall be fully vested on the date of grant and shall be payable in Common Stock within 30 days after the Date of Termination.  Such phantom stock awards shall be granted under, and subject to the terms of, the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan or any successor plan.

5.       Benefits.

          5.1      Participation in Benefit Plans and Programs.  During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

          5.2      Deferred Compensation Plan.  As of September 1, 2004, Vishay shall credit Executive’s account under the Deferred Compensation Plan with an amount equal to the sum of (i) $100,000 and (ii) the product of $100,000 multiplied by the “Investment Percentage.”  The Investment Percentage is determined by dividing the year-to-date balance of investment returns on Vishay’s qualified and non-qualified defined contribution plans as of August 31, 2004 by the weighted average plan balance for the same time period, i.e., January 1, 2004 to August 31, 2004.  As of each January 1 of the Term beginning with January 1, 2005, Vishay shall credit $100,000 to Executive’s account under the Deferred Compensation Plan.  In addition, Executive shall be entitled to make voluntary deferrals in accordance with the terms of the Deferred Compensation Plan.

          5.3      Life Insurance.  Contingent on Executive’s meeting the underwriting requirements of the insurance carrier selected by Vishay in its discretion and the applicable insurance policy becoming effective, Vishay shall purchase life insurance that will provide Executive’s beneficiary with a death benefit that under reasonable and standard actuarial assumptions is projected to be equal to at least (i) three times (3x) Executive’s base salary at time of death if Executive dies during the Term, and (ii) subject to the provisions of Section 6.2 hereof, one times (1x) Executive’s base salary on the Date of Termination if Executive dies after his Date of Termination.  Executive hereby consents to Vishay or an affiliate seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay or its affiliates to seek, purchase and maintain in full force and effect such policy or any additional policies which may become necessary to provide this benefit going forward.

          5.4      Supplemental Disability Benefits.  Contingent on Executive’s meeting the underwriting requirements of the insurance carrier selected by Vishay in its discretion and the applicable insurance policy becoming effective, Vishay shall provide Executive with supplemental disability benefits equal to 60% of Executive’s base salary and average annual bonus at the time of disability.  The terms of the supplemental disability benefits, including the definition of disability, the computation of the average annual bonus and the reductions in benefits payable to reflect amounts received under Vishay’s general disability plan and otherwise, shall be set forth in the supplemental disability plan to be established by Vishay.  Executive hereby consents to Vishay or an affiliate seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay or its affiliates to seek, purchase and maintain in full force and effect such policy or any additional policies which may become necessary to provide this benefit going forward.

          5.5      Reimbursement of Expenses.  In accordance with Vishay’s standard reimbursement policies as they exist from time to time, Vishay shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

          5.6      Vacation, Personal and Sick Days.  Executive shall be entitled to paid vacation days, holidays, personal and sick days in accordance with and subject to Vishay’s policies for Vishay’s senior executives, as in effect from time to time.

          5.7      Indemnification.  Vishay shall indemnify Executive to the extent provided in Vishay’s certificate of incorporation and/or bylaws, as in effect from time to time.

          5.8      Other.  Executive shall be entitled to such other benefits or perquisites as Vishay generally makes available to its senior executives.

6.      Termination of Employment; Compensation Upon Termination.

         6.1     Termination.  Executive’s employment with Vishay may be terminated prior to the end of the Term under the following circumstances:

(a) Retirement. Executive may retire by Notice of Termination at any time after his 62nd birthday.

(b) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

          (c)       Termination by Vishay.  Vishay may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive, provided, however, that Vishay shall not terminate Executive’s employment without Cause unless it gives Executive no less than thirty (30) days written notice.  A termination due to Executive’s disability shall be equivalent to a termination by Vishay without Cause.

          (d)       Termination by Executive.  Executive may terminate his employment with or without Good Reason, by Notice of Termination to Vishay, provided, however, that Executive shall not terminate his employment without Good Reason unless he gives Vishay no less than thirty (30) days written notice.

6.2 Compensation Upon Termination.

          (a)       Termination by Vishay Without Cause; Termination by Executive With Good Reason.  In the event Executive’s employment with Vishay is terminated by Vishay without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)

Continued payment of Executive’s then current base salary from the Date of Termination until the third anniversary of the Date of Termination, to be paid in accordance with Vishay’s standard payroll practices as in effect from time to time.

(iii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iv)

Payment of the amount Executive would have received (if not for Executive’s termination of employment) as a bonus pursuant to Section 4.2 hereof for the calendar year of the Date of Termination, which amount shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(v)	Payment of phantom stock awards pursuant to Section 4.4.

(vi)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

(vii)	A grant of 5,000 shares of Common Stock on January 1 of each of the three years following the Date of Termination.

(viii)	A lump sum cash payment equal to $1,500,000, to be paid within 60 days after the date of termination.

(ix)	Continuation of the life insurance benefit, as described in Section 5.3 hereof.

(x)

If Executive is under age 62 on the Date of Termination, continued eligibility for medical benefits under the Vishay Intertechnology, Inc. Welfare Plan (or any successor plan) until the earlier of (i) the third anniversary of the Date of Termination (after which Executive will be eligible for COBRA continuation coverage) and (ii) such time as Executive becomes eligible for coverage under the plan of another employer.  The cost to Executive and the other terms of such coverage shall be the same as if Executive had not terminated employment.

          (b)       Termination For Any Other Reason.  In the event Executive’s employment with Vishay is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iii)	Payment of phantom stock awards pursuant to Section 4.4.

(iv)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

          (c)       Retirement. In the event Executive’s employment with Vishay terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following, in addition to any benefits provided under Sections 6.2(a) or 6.2(b):

	(i)	Continuation of the life insurance benefit, as described in Section 5.3 hereof.

(ii)

At Executive’s (or his surviving spouse’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive and his surviving spouse.  The annual cost to Vishay, whether as reimbursement or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay then pays for medical coverage for its senior executives), provided, however, that Executive or his surviving spouse shall be permitted to continue coverage and pay any cost in excess of such limit.

6.3	Additional Payments By Vishay.

          (a)       It is the understanding of the parties hereto that neither the payments set forth in Section 6.2 nor any other payment under this Agreement is contingent upon or related to a change in control of Vishay and all such payments are to be paid without regard to the occurrence of a change in control of Vishay.

          (b)       Notwithstanding the foregoing, in view of the fact that if Executive’s employment were to terminate subsequent to a change in control of Vishay, the Internal Revenue Service might assert that all or some such payments are contingent upon a change in control of Vishay, the parties hereto agree as follows:  In the event that the aggregate of all or some of the payments or benefits made or provided to Executive under this Agreement (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, or any successor provision, Vishay shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Code, or any successor provision (“Excise Tax”), is payable with respect to such Aggregate Payment, an additional payment in an amount such that after payment by Executive of all taxes, including, without limitation, any income, employment and excise tax (including any interest or penalties imposed with respect to such taxes) imposed upon such additional payment, the Executive retains an amount of such additional payment equal to the Excise Tax imposed upon the Aggregate Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 6.3, shall be made by an independent auditor (the “Auditor”) selected and paid by Vishay; provided, however, that the Auditor shall be a nationally recognized United States public accounting firm. Notwithstanding the foregoing, in the event that the amount of Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to Executive under this

Section 6.3 has been made, Vishay shall pay to Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time that the amount of the actual Excise Tax liability is finally determined, such additional amount to be calculated in the same manner as such initial payment.  In the event that the amount of Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to Executive under this Section 6.3 has been made, Executive, at the time that the amount of the actual Excise Tax liability is finally determined, shall pay to Vishay the amount by which such initial payment exceeds the amount of Executive’s Excise Tax liability.  Executive and Vishay shall cooperate with each other in connection with any action, arbitration, suit, investigation or proceeding (collectively, “Proceeding”) relating to the existence or amount of liability for Excise Tax, and all expenses relating to any such Proceeding (including all reasonable attorney’s fees and other expenses incurred by Executive in connection therewith) shall be paid by Vishay promptly upon notice of demand from Executive.

7.       Restrictive Covenants.

          7.1     Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably with held.

          7.2     Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a) solicit any customer of Vishay or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

          (b)       hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

          (c)       persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

          (d)       interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

          7.3     Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

          7.4     Non-Disparagement.  Each of Executive and Vishay (for purposes hereof, Vishay shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of Vishay, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

          7.5     Acknowledgements Respecting Restrictive Covenants.

(a) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)

the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)	such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.

          (b)       The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

          (c)       In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

          (d)       If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

          7.6     Consideration.  Executive hereby acknowledges that Vishay’s obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8.       Miscellaneous.

          8.1     Key Man Insurance.  Executive recognizes and acknowledges that Vishay or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to Vishay or such affiliate.  Executive hereby consents to Vishay or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.  Vishay shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including Vishay, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.

          8.2     Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent by (i) personal delivery to the party entitled thereto, (ii) facsimile with confirmation of receipt, (iii) registered or certified mail, return receipt requested, or (iv) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

                    To Vishay:

                                           Vishay Intertechnology, Inc.
                                          63 Lincoln Highway
                                           Malvern, Pennsylvania 19355-2120
                                           Attention:  Chief Executive Officer

                    To Executive:

                                           Richard N. Grubb
                                            [personal address omitted]

           8.3     No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as set forth in Section 6.2(a)(x) hereof, such amounts shall not be reduced whether or not Executive obtains other employment.

8.4	Successors.

          (a)       This Agreement is personal to Executive and, without the prior written consent of Vishay, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Vishay and its successors and assigns.

          (c)       Vishay shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of Vishay expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Vishay would have been required to perform if no such succession had taken place.  As used in this Agreement, “Vishay” shall mean both Vishay as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          8.5     Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay or Executive of any such right or remedy shall preclude other or further exercise thereof.

          8.6     Withholding Taxes.  Vishay may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay is required to withhold therefrom.

          8.7     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          8.8     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

          8.9     Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.  The arbitrator may award legal fees but shall not be obligated to do so.

          8.10   Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

          8.11   Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

                      IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Compensation Committee of the Board of Directors, Vishay has caused this Agreement to be executed in its name and on its behalf, all as of the date above written.

VISHAY INTERTECHNOLOGY, INC.

/s/ Dr. FELIX ZANDMAN

Name: Dr. Felix Zandman
Title: Chief Executive Officer

EXECUTIVE:

/s/ RICHARD N. GRUBB

Richard N. Grubb